SHANGHAI GENERAL MOTORS CO., LTD. AND SUBSIDIARIES Consolidated Financial Statements as of and for the Years Ended December 31, 2014 and Independent Auditors’ Report

SHANGHAI GENERAL MOTORS CO., LTD. and SUBSIDIARIES CONTENTS PAGE(S) INDEPENDENT AUDITORS’ REPORT 1 - 2 CONSOLIDATED BALANCE SHEETS 3 - 4 CONSOLIDATED STATEMENTS OF INCOME 5 CONSOLIDATED STATEMENTS OF EQUITY 6 CONSOLIDATED STATEMENTS OF CASH FLOWS 7 - 8 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 9 - 18

- 1 - DTT(A)(15)U0001 INDEPENDENT AUDITORS’ REPORT To the Board of Directors of Shanghai General Motors Co., Ltd.: We have audited the accompanying consolidated financial statements of Shanghai General Motors Co., Ltd. and its subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of income and comprehensive income, equity, and cash flow for the year then ended, and the related notes to the consolidated financial statements. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditors' Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

- 2 - Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shanghai General Motors Co., Ltd. and its subsidiaries as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America. Deloitte Touche Tohmatsu CPA LLP January 28, 2015

- 3 - SHANGHAI GENERAL MOTORS CO., LTD. AND SUBSIDIARIES Consolidated Balance Sheets (Expressed in Renminbi) ASSETS December 31 2014 2013 (Unaudited) Current assets: Cash and cash equivalents (note 1(e)) 29,928,965,404 35,869,448,113 Trade accounts, net of allowance for doubtful accounts of 2,115,458 and 2,671,173 for 2014 and 2013, respectively 18,591,305 19,251,549 Due from related parties (note 8) 452,123,382 562,275,967 Inventories (note 2) 5,777,810,936 3,952,487,682 Deferred tax assets (note 7) 1,155,632,168 785,442,848 Other current assets 349,579,831 531,691,627 _____________ _____________ Total current assets 37,682,703,026 41,720,597,786 _____________ _____________ Non-current assets: Equity in net assets of nonconsolidated affiliates (note 3) 1,988,298,337 1,606,630,769 Prepaid land use rights (note 1 (n)) 3,584,035,633 1,990,930,389 Property, plant and equipment, net (note 4) 33,040,925,732 27,084,363,893 Intangible assets (note 5) 2,819,313,958 239,519,653 Goodwill (note 1 (m)) 367,474,296 367,474,296 Deferred tax assets (note 7) 1,090,356,832 930,063,531 Other non-current assets 34,433,508 - _____________ _____________ Total non-current assets 42,924,838,296 32,218,982,531 _____________ _____________ Total assets 80,607,541,322 73,939,580,317 _____________ _____________ ____________ (Continued) See accompanying notes to the consolidated financial statements.

- 4 - SHANGHAI GENERAL MOTORS CO., LTD. AND SUBSIDIARIES Consolidated Balance Sheets (Expressed in Renminbi) LIABILITIES AND EQUITY December 31 2014 2013 (Unaudited) Current liabilities: Trade accounts and notes payable 25,880,650,287 18,527,482,507 Due to related parties (note 8) 10,894,056,510 17,099,047,289 Payroll payable 2,555,197,206 2,050,964,119 Income taxes payable 1,503,481,721 579,122,403 Dividends payable 1,680,939,212 1,234,523,827 Other current liabilities 1,696,629,011 1,358,334,927 _____________ _____________ Total current liabilities 44,210,953,947 40,849,475,072 _____________ _____________ Long-term liabilities: Accrued and other long-term liabilities 114,533,730 84,850,775 _____________ _____________ Total liabilities 44,325,487,677 40,934,325,847 _____________ _____________ Commitment and contingencies (note 9) Equity Statutory capital 8,802,006,138 8,802,006,138 Additional paid-in capital 1,174,131 1,174,131 Retained earnings 21,017,323,468 17,913,428,077 _____________ _____________ Total Shanghai General Motors Co., Ltd.'s equity 29,820,503,737 26,716,608,346 Non-controlling interests 6,461,549,908 6,288,646,124 _____________ _____________ Total equity 36,282,053,645 33,005,254,470 _____________ _____________ Total liabilities and equity 80,607,541,322 73,939,580,317 _____________ _____________ See accompanying notes to consolidated financial statements.

- 5 - SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES Consolidated Statements of Income and Comprehensive Income (Expressed in Renminbi) Year ended December 31 2014 2013 2012 (Unaudited) (Unaudited) Net sales 167,335,172,094 145,699,917,074 144,334,226,407 Cost of goods sold (138,606,010,144) (122,693,812,262) (120,386,027,304) _____________ _____________ _____________ Gross profit 28,729,161,950 23,006,104,812 23,948,199,103 Selling, general and administrative expenses (7,122,923,845) (6,386,176,602) (5,665,710,035) _____________ _____________ _____________ Operating profit 21,606,238,105 16,619,928,210 18,282,489,068 Interest income 755,400,797 704,441,862 565,203,372 Other income and expense, net 14,937,405 149,215,473 232,261,978 _____________ _____________ _____________ Income before income taxes and equity income 22,376,576,307 17,473,585,545 19,079,954,418 Income tax expense (note 7) (5,136,447,549) (4,152,525,185) (4,261,659,865) Equity income, net of tax 389,419,130 374,871,211 304,746,906 _____________ _____________ _____________ Net income and comprehensive income 17,629,547,888 13,695,931,571 15,123,041,459 Net income and comprehensive income attributable to non-controlling interests (3,019,100,786) (2,203,957,931) (2,042,195,244) _____________ _____________ _____________ Net income and comprehensive income attributable to shareholders 14,610,447,102 11,491,973,640 13,080,846,215 _____________ _____________ _____________ ____________ See accompanying notes to consolidated financial statements.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES

Consolidated Statements of Equity
(Expressed in Renminbi)

	Statutory capital	Additional paid-in capital	Retained earnings	Non-controlling interests	Total equity
Balance at January 1, 2012 (Unaudited)	8,802,006,138	1,174,131	9,181,524,603	5,968,532,449	23,953,237,321
Net Income and comprehensive income (Unaudited)	-	-	13,080,846,215	2,042,195,244	15,123,041,459
Dividends Declared (Unaudited)	-	-	(13,456,181,868)	(1,440,140,015)	(14,896,321,883)
Balance at December 31, 2012 (Unaudited)	8,802,006,138	1,174,131	8,806,188,950	6,570,587,678	24,179,956,897
Net Income and comprehensive income (Unaudited)	-	-	11,491,973,640	2,203,957,931	13,695,931,571
Dividends Declared (Unaudited)	-	-	(2,384,734,513)	(2,485,899,485)	(4,870,633,998)
Balance at December 31, 2013 (Unaudited)	8,802,006,138	1,174,131	17,913,428,077	6,288,646,124	33,005,254,470
Net Income and comprehensive income	-	-	14,610,447,102	3,019,100,786	17,629,547,888
Dividends Declared	-	-	(11,506,551,711)	(2,846,197,002)	(14,352,748,713)
Balance at December 31, 2014	8,802,006,138	1,174,131	21,017,323,468	6,461,549,908	36,282,053,645

See accompanying notes to consolidated financial statements.

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- 7 - SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES Consolidated Statements of Cash Flows (Expressed in Renminbi) Year ended December 31 2014 2013 2012 (Unaudited) (Unaudited) Cash flows from operating activities: Net income 17,629,547,888 13,695,931,571 15,123,041,459 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation 3,889,243,783 3,376,619,276 3,101,824,382 Amortization 213,867,004 255,314,399 319,032,462 Provision (benefit) for deferred taxes (530,482,621) (142,127,053) 2,378,766,997 Decrease in trade and other receivables 259,484,582 181,850,354 5,782,058,028 (Increase) decrease in inventories (1,838,408,783) 264,896,010 7,209,670,036 (Decrease) increase in trade and other payables (599,753,710) 13,890,448,721 (9,847,028,563) Other operating activities (363,436,849) (413,829,888) (146,254,662) _____________ _____________ _____________ Net cash provided by operating activities 18,660,061,294 31,109,103,390 23,921,110,139 _____________ _____________ _____________

- 8 - SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES Consolidated Statements of Cash Flow (Expressed in Renminbi) Year ended December 31 2014 2013 2012 (Unaudited) (Unaudited) Investing activities: Proceeds from sale of property, plant and equipment 14,556,229 46,553,686 83,826,047 Purchase of productive assets (10,703,711,804) (8,713,205,001) (6,909,298,744) _____________ _____________ _____________ Net cash used in investing activities (10,689,155,575) (8,666,651,315) (6,825,472,697) _____________ _____________ _____________ Financing activities: Dividends paid (13,906,333,328) (15,493,830,002) (15,735,545,331) Payments on capital leases (5,055,100) (5,514,600) (5,514,600) _____________ _____________ _____________ Net cash used in financing activities (13,911,388,428) (15,499,344,602) (15,741,059,931) _____________ _____________ _____________ Net (decrease) / increase in cash and cash equivalents (5,940,482,709) 6,943,107,473 1,354,577,511 Cash and cash equivalents at the beginning of the year 35,869,448,113 28,926,340,640 27,571,763,129 _____________ _____________ _____________ Cash and cash equivalents at the end of the year 29,928,965,404 35,869,448,113 28,926,340,640 _____________ _____________ _____________ ____________ Supplemental information: Income taxes paid 4,742,570,852 2,126,991,441 5,809,900,806 _____________ _____________ _____________ Non-cash investing activities: Increase in payables relating to purchase of productive assets 3,576,790,216 1,159,984,445 449,213,805 _____________ _____________ _____________ See accompanying notes to consolidated financial statements.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 9 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (a) Description of Business Shanghai General Motors Co., Ltd. (the "Company") was established in Shanghai, People's Republic of China ("PRC") by SAIC Motor Corporation Limited ("SAIC") with General Motors China, Inc. and General Motors (China) Investment Co., Ltd. as a Sino-foreign equity joint venture. The Company was established on May 16, 1997 with an operating period of 30 years. The Company and subsidiaries mainly engages in the manufacturing and selling of vehicles, engines, transmissions, and their components and parts. As of December 31, 2014, the Company's subsidiaries include Shanghai GM Dong Yue Motors Co., Ltd. ("DY"), Shanghai GM Dong Yue Powertrain Co., Ltd. ("PT") and Shanghai GM (Shenyang) Norsom Motors Co., Ltd. ("Norsom"). (b) Basis of Presentation The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). (c) Basis of consolidation The consolidated financial statements include the accounts of the Company and its controlled subsidiaries. The Company has no involvement with variable interest entities. The Company's share of earnings or losses of nonconsolidated affiliates is included in the consolidated operating results using the equity method of accounting when the Company is able to exercise significant influence over the operating and financial decisions of the affiliates. All intercompany balances and transactions have been eliminated in consolidation. Details of the subsidiaries who are controlled by the Company and whose financial statements are consolidated are as follows: Name of the entity Ownership percentage Date of acquisition DY 50% February 10, 2003 PT 50% March 7, 2004 Norsom 50% July 19, 2004 (d) Use of estimates The consolidated financial statements are prepared in conformity with US GAAP, which require the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the periods presented. The Company believes that the accounting estimates employed are appropriate and the resulting balances are reasonable; however, due to the inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 10 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued (e) Cash and cash equivalents Cash and cash equivalents consist of cash on hand and in banks, and time deposits with financial institutions that are short-term in nature and available at any time, and money market funds which are short-term and highly-liquid investments with original maturities of 90 days or less. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company deposits most of its cash in PRC state-owned banks and Shanghai Automotive Industrial Group Finance Co., Ltd ("SAIC-Finance"), a SAIC related party. (f) Inventories Inventories are stated at lower of cost or market. Market, which represents selling price less cost to sell, considers general market and economic conditions, periodic reviews of current profitability of vehicles and the effect of current incentive offers at the balance sheet date. Productive material, work-in-process, supplies and service parts are reviewed to determine if inventory quantities are in excess of forecasted usage, or if they have become obsolete. (g) Fair Value Measurements A three-level valuation hierarchy, based upon observable and unobservable inputs, is used for fair value measurements. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available. These two types of inputs create the following fair value hierarchy:  Level 1 - Quoted prices for identical instruments in active markets;  Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose significant inputs are observable; and  Level 3 - Instruments whose significant inputs are unobservable. Financial instruments are transferred in and/or out of Level 1, 2 or 3 at the beginning of the accounting period in which there is a change in the valuation inputs. The Company believes the fair value of its financial instruments, principally cash and cash equivalents, trade accounts receivable and trade and notes payable, approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates. (h) Equity in net assets of nonconsolidated affiliates Nonconsolidated affiliates are entities in which an equity ownership interest is maintained and for which the equity method of accounting is used, due to the ability to exert significant influence over their operating and financial affairs.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 11 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued (i) Valuation of equity method investments When events and circumstances warrant, investments accounted for under the cost or equity method of accounting are evaluated for impairment. An impairment charge is recorded whenever a decline in value of an investment below its carrying amount is determined to be other than temporary. In determining if a decline is other than temporary, factors such as the length of time and extent to which the fair value of the investment has been less than the carrying amount of the investment, the near-term and long-term operating and financial prospects of the affiliate and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery are considered. No impairments were recognized for the years ended December 31, 2014, 2013 and 2012. (j) Property, plant and equipment, net Property, plant and equipment are recorded at cost. Major improvements that extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The Company's depreciation method is summarized in the following table: Category Depreciation method Estimated useful lives Buildings Straight-line 25 years Furniture, fixtures and equipment Straight-line 3 to 5 years Machinery Straight-line 5 to 20 years Toolings other than non-powertrain tools Straight-line 5 years Non-powertrain special tools Accelerated depreciation 5 years The Company assumes no salvage value on its computation of depreciation. The Company's policy is to review the estimated useful lives of fixed assets on an annual basis. Upon retirement or disposal of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of sales. (k) Intangible assets Intangible assets include technology licenses and are amortized on a straight-line basis over the shorter of the life of license or the planned life-cycle of the vehicles or products associated with the license, ranging from three to ten years.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 12 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued (l) Impairment of long-lived assets Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When events and circumstances warrant, the Company evaluates the carrying value of long-lived assets to be held and used in the business, other than goodwill. If the carrying value of a long-lived asset group is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value for assets to be held and used. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of other than by sale are considered held for use until disposition. (m) Goodwill Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired. Goodwill and intangible assets acquired in a business combination that are determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. The Company completes a two-step goodwill impairment test, at the same time every year, and when an event occurs or circumstances change such that it is reasonably possible that impairment may exist. The first step of the impairment test requires the identification of our reporting units and comparison of the fair value of each of these reporting units to their respective carrying value. The fair values of the reporting units are determined based on valuation techniques using the best information that is available, such as discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by estimating the fair values of all recognized and unrecognized assets and liabilities of the reporting unit and comparing the implied fair value of the reporting unit's goodwill with the carrying amount of that unit's goodwill. The annual impairment tests are performed in the fourth quarter of each year. No impairments were recognized in the years ended December 31, 2014, 2013 and 2012. (n) Prepaid land use rights All land in China is owned by the government, who, according to the laws, may sell the right to use the land for a specified period of time. Prepaid land use rights are amortized on a straight-line method over the effective period of land use rights. (o) Revenue recognition Automotive sales consist primarily of revenue generated from the sale of vehicles. Vehicle sales are recorded when title and risks and rewards of ownership have passed to our customers.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 13 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued (p) Sales and Sales-Related Taxes The Company collects and remits taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between the Company and its customers. These taxes mainly include the consumption tax, which are presented on a gross basis (included in revenues and cost of sales) in the consolidated statements of income, and were RMB 9,450,509,601, RMB 8,625,001,651 and RMB 8,187,296,117 for the years ended December 31, 2014, 2013 and 2012, respectively. (q) Research and development costs Research and development costs are expensed when incurred. Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to RMB 3,442,856,072, RMB 3,270,150,001 and RMB 2,679,059,942 for the years ended December 31, 2014, 2013 and 2012, respectively. (r) Government grants The Company receives grants from the government mainly to support infrastructure construction and capital expenditures. Such grants are deferred and are generally refundable to the extent the Company does not utilize the funds for qualifying expenditures. Once earned, the Company records the grants as a contra amount to the assets and amortizes such amount over the useful lives of the related assets as a reduction to depreciation expense. For grants received not relating to infrastructure construction and capital expenditures, they are recorded as a reduction of expenses according to the nature. (s) Income taxes The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, using the statutory tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date under the law. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such asset will be realized.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 14 - 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES - continued (t) Restricted reserves Pursuant to laws applicable to entities incorporated in the PRC, the Company and its subsidiaries must make appropriations from after-tax profit to a surplus reserve fund, enterprise expansion fund and staff welfare fund. The amount allocated to each of these funds is at the discretion of the Company’s board of directors, who has determined that an annual appropriation of 1% of after-tax profit, after offsetting accumulated losses from prior years, is to be made to each of the funds for the years ended December 31, 2014, 2013 and 2012. The surplus reserve fund can only be used to increase the registered capital and eliminate future losses of the respective companies under PRC regulations. The enterprise expansion fund was RMB 1,378,164,717 and RMB 1,202,230,874 as of December 31, 2014 and 2013 respectively, and the surplus reserve fund was RMB 1,387,490,790 and RMB 1,211,556,947 as of December 31, 2014 and 2013 respectively. During the years ended December 31, 2014, 2013 and 2012, the Company contributed RMB 206,506,851, RMB 163,148,647 and RMB 170,002,849 to the staff welfare fund, all of which was recorded in general and administrative expenses. In addition, due to the restrictions on the distribution of statutory capital from the Company, statutory capital of RMB8,802,006,138 at December 31, 2014 and 2013 is considered restricted. (u) Concentration of credit risk Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places cash and cash equivalents with financial institutions with high credit ratings and quality. The Company conducts credit evaluations of customers and generally does not require collateral or other security from the customers. The Company has no significant credit risk associated with accounts receivable. (v) Recently issued accounting standards In May 2014 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (ASU 2014- 09) which requires companies to recognize revenue when a customer obtains control rather than when companies have transferred substantially all risks and rewards of a good or service. This update is effective for annual reporting periods beginning on or after December 15, 2016 and interim periods therein and requires expanded disclosures. We are currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements.

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES
December 31, 2014, 2013 (unaudited) and 2012 (unaudited)
Notes to The Consolidated Financial Statements

2. INVENTORIES

The following table summarizes the components of inventory (in RMB).

	Balance at December 31	
	2014	2013
Productive material and supplies	4,969,637,350	3,447,705,273
Work in process and semi-products	294,188,707	242,263,707
Finished product, including service parts	513,984,879	262,518,702
Total inventories	5,777,810,936	3,952,487,682

3. EQUITY IN NET ASSETS OF NONCONSOLIDATED AFFLIATES

The Company has a direct ownership interests in SAIC-GMAC Automotive Finance Co., Ltd. ("SAIC-GMAC"), Shanghai OnStar Telematics Company Limited ("Shanghai OnStar") and Shanghai Chengxin Used Car Operation and Management Company Limited ("Chengxin") of 20%, 20% and 33%, respectively, as of December 31, 2014 and 2013.

4. PROPERTY, NET

Property, plant and equipment

The following table summarizes the components of property, plant and equipment (in RMB).

	Balance at December 31	
	2014	2013
Buildings	7,170,651,263	5,668,417,327
Machinery	25,453,257,831	21,277,050,373
Furniture, fixtures and equipment	1,207,740,050	1,124,366,734
Tooling	18,168,895,414	13,971,277,550
Total	52,000,544,558	42,041,111,984
Accumulated depreciation	(27,885,375,575)	(24,784,836,715)
Subtotal	24,115,168,983	17,256,275,269
Construction in progress	8,925,756,749	9,828,088,624
Total property, net	33,040,925,732	27,084,363,893

For the years ended December 31, 2014, 2013 and 2012, depreciation expense was RMB 3,889,243,783, RMB 3,376,619,276 and RMB 3,101,824,382, of which about 95%, 89% and 89% were charged to cost of sales and 5%, 11% and 11% to selling, general and administrative expenses for the years ended December 31, 2014, 2013 and 2012, respectively.

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SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES
December 31, 2014, 2013 (unaudited) and 2012 (unaudited)
Notes to The Consolidated Financial Statements

4. PROPERTY, NET - continued

Capital lease

Property, plant, and equipment include assets acquired under capital leases.

At the end of December 31, 2014, the leased property had a gross value of RMB 53,600,269 and accumulated depreciation of RMB 35,349,693. Future minimum lease payment under capital leases are as follows (In RMB):

Year ended December 31:	
2015	5,514,600
2016	5,514,600
2017	5,514,600
2018	5,514,600
2019	5,514,600
2020 and after	11,488,750
Total minimum lease payments	39,061,750
Unrecognised finance costs	(10,024,037)
Finance lease payables	29,037,713
Comprising:	
Finance lease payments due within one year	3,189,532
Finance lease payments due after one year	25,848,181

5. INTANGIBLE ASSETS

Intangible assets include technology license fees, summarized as follows (in RMB).

	Balance at December 31	
	2014	2013
Technology license fee - gross	4,324,443,031	1,604,750,085
Accumulated amortization	(1,505,129,073)	(1,365,230,432)
Technology license fee - net	2,819,313,958	239,519,653

Please refer to Note 6 for the fair value the Company used as the basis to evaluate the impairment loss.

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SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 17 - 6. FAIR VALUE MEASUREMENT Fair value measurements on a recurring basis The Company measures money market fund at fair value on a recurring basis using quoted prices in active markets for identical assets (Level 1). The carrying amounts are RMB 1,491,036,452 and RMB 989,864,808 as of December 31, 2014 and 2013 respectively, which approximates its fair values. Fair value measurements on a non-recurring basis The Company wrote down the carrying amount of certain machinery and tooling, and technology license fee to zero for the year ended 2014 in recognition of impairment losses of RMB 2,724,221 and RMB 632,657, respectively. The Company measures the fair value of machinery and tooling, and technology license fee using the income approach, which requires the use of key assumptions that are not observable or can be corroborated to market information, including future expected cash-flows, discounted at rates commensurate with the perceived business risks related to the assets involved. These fair value measurements are classified within Level 3 of the fair value hierarchy. 7. INCOME TAX Income tax expense is summarized as follows (in RMB): Year ended December 31 2014 2013 2012 Current tax expense 5,666,930,170 4,294,652,238 1,882,892,868 Deferred tax expense (benefit) (530,482,621) (142,127,053) 2,378,766,997 _____________ _____________ _____________ Total income tax expense 5,136,447,549 4,152,525,185 4,261,659,865 _____________ _____________ _____________ A reconciliation of the provision for income taxes with amounts determined by applying the statutory income tax rate to income before income tax is as follows (in RMB). Year ended December 31 2014 2013 2012 Statutory income tax rate 25% 25% 25% Computed tax at the statutory tax rate 5,691,498,859 4,462,114,189 4,846,175,331 Effect of expenses that are not deductible for tax purposes 53,734,139 52,703,341 53,913,357 Effect of non-taxable income (107,605,649) (102,048,190) (81,578,203) Effect of expenses adjustable for tax purpose (501,179,800) (260,244,155) (556,850,620) _____________ _____________ _____________ Income tax expense 5,136,447,549 4,152,525,185 4,261,659,865 _____________ _____________ _____________ Effective income tax rate 23% 23% 22% _____________ _____________ _____________ ____________

SHANGHAI GENERAL MOTORS CO., LTD AND SUBSIDIARIES December 31, 2014, 2013 (unaudited) and 2012 (unaudited) Notes to The Consolidated Financial Statements - 18 - 7. INCOME TAX - continued Significant components of the Company's deferred tax assets and liabilities are as follows (in RMB): Balance at December 31 2014 2013 Deferred tax assets: Provision for impairment loss on fixed assets and depreciation difference 1,018,705,191 863,140,759 Accrued expense and estimated liability 939,233,731 703,684,596 Provision for decline in value of inventories and accounts receivable 27,685,449 32,395,296 Others 260,993,746 116,900,306 _____________ _____________ Subtotal 2,246,618,117 1,716,120,957 _____________ _____________ Deferred tax liabilities: (629,117) (614,578) _____________ _____________ Deferred tax assets, net 2,245,989,000 1,715,506,379 _____________ _____________ ____________ 8. RELATED PARTY TRANSACTIONS AND BALANCES Sales to affiliates amounted to RMB167,007,439,815, RMB145,217,719,536 and RMB143,773,074,675 for the years ended December 31, 2014, 2013 and 2012, respectively. Interest income from SAIC-Finance amounted to RMB258,420,591, RMB291,667,394 and RMB280,867,924 for the years ended December 2014, 2013 and 2012, respectively. 9. COMMITMENTS AND CONTINGENCIES a) Lease commitments Future minimum lease payments under non-cancelable operating lease as of December 31, 2014 are: Within one year 27,415,000 After one year 197,219,000 ____________ Total minimum lease payments 224,634,000 ____________ b) Capital commitments As of December 31, 2014, the Company has entered into various firm purchase commitments for the acquisition of long-lived assets, which have not been recognized in the financial statements, totalling RMB 12,399,163,000 (2013: RMB 8,254,414,000). * * * * *